Exhibit 24.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of Universal Health Services, Inc.:

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-46384, 33-49428, 33-51671, 33-56575, 33-63291, 333-13453 and 333-63926) on Form S-8 and Registration Statements (File Nos. 333-46098, 333-85781, 333-59916) on Form S-3 of Universal Health Services, Inc. and subsidiaries of our report dated February 28, 2003, with respect to the consolidated balance sheet of Universal Health Services, Inc. as of December 31, 2002, and the related consolidated statements of income, common stockholders’ equity and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Universal Health Services, Inc.

Our report contains an explanatory paragraph relating to the fact that the financial statements of Universal Health Services, Inc. and subsidiaries as of December 31, 2001, and for each of the years in the two-year period then ended, were audited by other auditors who have ceased operations. As described in Note 1, the financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which was adopted as of January 1, 2002. In our opinion, the disclosures for 2001 and 2000 in Note 1 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of Universal Health Services, Inc. and subsidiaries other than with respect to such adjustments and disclosures, and accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 17, 2003